EXHIBIT 10.6

WW International, Inc.

18 West 18th Street, 7th Floor

New York, NY 10011

[DATE]

VIA EMAIL

[NAME], [EMAIL]

Dear [NAME],

I am very pleased to invite you to join the Board of Directors (the “Board”) of WW International, Inc. (the “Company”). We believe that you will be a great addition to the Board and are pleased that you have agreed to share your expertise with the Company. Your appointment to the Board is for an initial term ending on the date of the [YEAR] annual meeting of stockholders of the Company.

Presently, the Company plans to have the Board meet periodically. We hope that you will be able to attend all such meetings, if not in person, then by teleconference. The Company will reimburse you for all reasonable travel expenses incurred in attending meetings or performing other services on its behalf in accordance with its policies.

While serving as a Director, you will be eligible to receive compensation pursuant to the Company’s non-employee director compensation policy, as amended from time to time (the “Policy”). Under such Policy as currently in effect, as a member of the Board, you will receive an annual cash retainer, and if you serve on committees of the Board, you will receive additional annual cash retainers in accordance with the Policy. You will also receive an annual equity grant while serving on the Board. The first grant is expected to be made after the Board establishes a new equity compensation program for non-employee directors. You will not be an employee of the Company, and you will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.

As a Director of the Company, you will be provided with access to the Company’s confidential and proprietary information, which will at all times remain the property of the Company and its assigns. You agree that you will keep all of the Company’s confidential and proprietary information confidential.

We hope that your role as a Director does not, in any way, conflict with any other agreement or commitment on your part that would prohibit you from performing your responsibilities as a Director. If you believe that a conflict might exist, please call me to discuss how we can resolve any such potential issue.

This offer letter shall be governed by, and conformed in accordance with, the laws of the State of New York without regard to its conflict or choice of law provisions.

To indicate your acceptance of this offer letter, please sign and date in the spaces indicated below.

Sincerely,

[NAME]

WW International, Inc.

[NAME]	Date